SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MSC.Software Corporation

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MSC.Software Corporation 2 MacArthur Place Santa Ana, California 92707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

MSC.Software Corporation (the “Company”) will hold its 2008 annual meeting of stockholders at the Westin Hotel, 909 North Michigan Avenue, Chicago, IL 60611 on May 28, 2008, beginning at 2:00 p.m. Central Daylight Time. The items of business are:

1.	Election of (a) two directors to serve for terms of three years and (b) one director to serve for a term of one year;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008; and

3.	Such other matters as may properly come before the meeting.

Only stockholders of record of the Company’s common stock at the close of business on April 9, 2008 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

Your Board of Directors recommends that you vote FOR the election of the Company’s nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

The approximate date of mailing of this meeting notice and the accompanying proxy statement and proxy card(s) is April 17, 2008. A copy of our Annual Report to Stockholders (including our Annual Report on Form 10-K) for the year ended December 31, 2007 is also enclosed, although it is not part of our proxy solicitation materials and is not incorporated by reference into such materials.

By Order of the Board of Directors,

John A. Mongelluzzo, Secretary

MSC.Software Corporation 2 MacArthur Place Santa Ana, California 92707

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2008

PROXY SOLICITATION AND COSTS

We are furnishing this proxy statement to you in connection with the solicitation by the Board of Directors (the “Board”) of MSC.Software Corporation, a Delaware corporation (“we,” “us” or the “Company”), of the enclosed form of proxy for the Company’s annual meeting of stockholders to be held on May 28, 2008 at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois 60611, beginning at 2:00 p.m. Central Daylight Time. In addition to solicitation by mail, we may solicit proxies in person or by telephone, facsimile or e-mail. Also, we have hired our transfer agent, Mellon Investor Services LLC (“Mellon”), to assist in the distribution of proxy materials and solicitation of votes for a fee of $7,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to our stockholders. We will pay all costs of preparing, assembling, printing and mailing these proxy materials and will pay all other costs of the solicitation of proxies by the Board, other than electronic access charges you may incur by voting by phone or over the Internet. The approximate date of mailing of the meeting notice, this proxy statement and the enclosed proxy card(s) is April 17, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and the accompanying proxy card because you own common stock of the Company and are entitled to vote at our 2008 annual meeting of stockholders. This proxy statement describes the proposals to be voted on at the annual meeting.

Q:	What are the proposals that I may vote on at the annual meeting?

A:	You may vote on the following proposals:

•	The election of (a) two directors to serve for terms ending in 2011 and (b) one director to serve for a term ending in 2009; and

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2008.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote FOR the election of the director nominees identified in this proxy statement and FOR the ratification of the appointment of Deloitte.

Q:	Who is entitled to vote at the annual meeting?

A:	Record holders of our common stock at the close of business on April 9, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the annual meeting. On the record date, there were 44,911,034 shares of our common stock issued and outstanding. Shares of our common stock are sometimes referred to in this proxy statement as “shares.” Each share entitles the holder to one vote on each matter to be submitted to the stockholders at the annual meeting.

Q:	What if my shares are held in “street name”?

A:	If your shares are held in “street name” in a stock brokerage account or with a bank or other nominee, you are considered the beneficial owner of those shares and these proxy materials are being forwarded to you by your broker or nominee who is, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares.

Q:	How do I vote?

A:	You may vote at the annual meeting either in person or by proxy. To ensure your vote is counted, we suggest that you vote by proxy even if you plan to attend the annual meeting.

If your shares are held in your name, you can vote by proxy in one of three ways:

•	Via the Internet: The website address for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 27, 2008;

•

By telephone: You may vote by telephone by calling the toll-free number listed on the enclosed proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 27, 2008; or

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope so that it is received by 11:59 p.m., Eastern Daylight Time, on May 27, 2008.

IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

If you hold shares in “street name” in a stock brokerage account or with a bank or other nominee, you will need to follow the instructions provided by your broker or nominee to vote the street name shares. Please see the information your bank, broker or other holder of record provided you for more information.

If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you submit a valid proxy but do not specify how you want your shares to be voted, they will be voted FOR the election of the director nominees and FOR the ratification of Deloitte.

Q:	Can I revoke a previously granted proxy?

If your shares are held in your name, you may revoke your proxy by:

•	Notifying our Secretary in writing of your decision to revoke your proxy that is received by 11:59 p.m. Eastern Daylight Time on May 27, 2008;

•	Voting in person at the annual meeting;

•	Returning to us a later-dated proxy card that is received by us by 11:59 p.m. Eastern Daylight Time on May 27, 2008; or

•	Submitting a later vote via the Internet or by phone by 11:59 p.m. Eastern Daylight Time on May 27, 2008.

If your shares are held in “street name,” you will need to follow the instructions provided by your bank, broker or other nominee to revoke your proxy or change your vote.

Q:	Who will count the votes?

A:	Representatives of Mellon will count the votes at the annual meeting.

Q:	Is my vote confidential?

A:	Proxy cards, Internet votes, telephone votes, ballots and voting tabulations that identify individual stockholders and that are mailed or returned directly to Mellon will be handled by Mellon in a manner that protects your voting privacy. Your vote will not be disclosed except: (i) as needed to permit Mellon to tabulate and certify the vote; (ii) as required by law; or (iii) in limited circumstances, such as a proxy contest. Additionally, all comments written on the proxy card or elsewhere will be forwarded to the Company, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please complete, sign and return all proxy cards to ensure that all your shares are voted. If you intend to vote by telephone or via the Internet, do so for each proxy card you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Mellon at the following:

Mellon Investor Services LLC

480 Washington Blvd.

Jersey City, New Jersey 07310

www.melloninvestor.com/isd

(877) 290-2258

Q:	What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another Company stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at the following:

MSC.Software Corporation

Attn: John A. Mongelluzzo, Executive Vice President,

Business Administration, Legal Affairs and Secretary

2 MacArthur Place

Santa Ana, California 92707

(714) 540-8900 (800) 345-2078

We will promptly deliver any materials so requested. Similarly, if you share an address with another stockholder and have received multiple copies of these proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:	What is a “quorum” and how is it determined?

A:	A “quorum” for the annual meeting is a majority of the issued and outstanding shares entitled to vote at the annual meeting, and these shares may be present in person or represented by proxy. Shares voted via the Internet or by telephone or represented by properly executed proxies returned prior to the annual meeting will be counted toward the establishment of a quorum for the annual meeting even though they are marked “ABSTAIN” or “AGAINST” or “WITHHOLD AUTHORITY” on any or all matters, or are not marked at all. Broker non-votes are also counted toward the establishment of a quorum.

“Broker non-votes” are shares held of record by brokers or other nominees for which they have not received voting instructions from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary voting authority. If your shares are held in “street name” and you do not provide voting instructions to your broker, your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain routine matters. The election of directors and the ratification of the appointment of Deloitte are considered routine. As a result, we do not anticipate receiving broker non-votes.

Q:	What votes are required to approve the proposals at the annual meeting?

A:	Proposal 1: Election of Directors. The (a) two nominees for election to the class of directors whose term ends in 2011, and (b) one nominee for election to the class of directors whose term ends in 2009, who receive the most votes cast for nominees in their respective classes will be elected. Cumulative voting is not available. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. If any nominee becomes unable to serve, or for good cause will not serve, the persons named in the proxy may vote for any substitute nominee designated by the Board; however, the Board at this time has no reason to expect that this will occur.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes present at the annual meeting, either in person or by proxy, and entitled to vote on this proposal is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year 2008. Abstentions will be counted as present and entitled to vote at the annual meeting and will have the effect of a vote against this proposal. Broker non-votes are not counted as present and entitled to vote on this proposal and will not be included when determining whether the stockholders have approved this proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Q:	When are stockholder proposals for the 2009 annual meeting due?

A:	We currently anticipate that the 2009 Annual Meeting of Stockholders will be held in May of 2009. All stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2009 annual meeting must be submitted in writing to John A. Mongelluzzo, Executive Vice President, Business Administration, Legal Affairs and Secretary, MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707 by December 18, 2008. Any proposal received after this date will be considered untimely. Each proposal must comply with applicable law, Securities and Exchange Commission (“SEC”) rules and regulations and the Company’s Restated Bylaws.

A stockholder proposal to be presented by a stockholder at the 2009 annual meeting of stockholders but not submitted for inclusion in the Company’s proxy statement and form of proxy must be received by us not less than 30 nor more than 90 days prior to the meeting, unless we give less than 40 days’ prior notice of the 2009 annual meeting, in which case notice of the stockholder proposal must be received by us by the close of business on the tenth day after the date notice of the 2009 annual meeting is first mailed to stockholders. A stockholder submitting such a proposal must comply with the requirements of our Restated Bylaws and any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules and regulations thereunder.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Board has three classes: Class I, currently consisting of two directors, Class II, currently consisting of four directors, and Class III, currently consisting of one director. In January 2007, Mark A. Stevens and Masood A. Jabbar resigned from the Board. Prior to their resignations, Mr. Stevens was a member of Class II, while Mr. Jabbar was a member of Class III. Following these resignations, the size of the Board was reduced to five members. In May 2007, the size of the Board was increased to six members and Randolph H. Brinkley was appointed as a director. Mr. Brinkley was recommended as a director candidate by two of our independent directors. In November 2007, the size of the Board was further increased to seven members and Robert A. Schriesheim was appointed to fill the newly created Board seat. Mr. Schriesheim was recommended for election as a director by one of our substantial stockholders.

Mr. Brinkley and Mr. Schriesheim were appointed as Class II directors so that they would be nominees for election by the stockholders at the 2008 annual meeting. This resulted in an imbalance in the number of directors serving in each class. Presently, the Board is comprised of the following members: Class I: Donald Glickman and William F. Grun; Class II: William J. Weyand, George N. Riordan, Robert A. Schriesheim and Randolph H. Brinkley; and Class III: Ashfaq A. Munshi.

Mr. Riordan will not stand for re-election following the expiration of his current term which ends at the Company’s annual meeting of Stockholders on May 28, 2008. Mr. Riordan, 74, has been Managing Director of George Riordan Co., an investment banking company since 1991. He has served the Company as a director since 1983 and was Chairman of the Board of the Company from February 1997 to December 1998. We appreciate the longstanding support and guidance Mr. Riordan has provided to the Company over the past 25 years.

The other three directors whose terms expire at the 2008 annual meeting have been nominated for re-election as follows: Mr. Weyand and Mr. Brinkley for election to Class II, whose terms expire in 2011, and Mr. Schriesheim for election to Class III whose term expires in 2009. Each of the nominees has consented to serve if re-elected. By electing two Class II directors and one Class III director we will have two directors in each of our Board classes. The two nominees in Class II and the one nominee in Class III who receive the most votes cast for nominees in such class will be elected.

There are no family relationships among any of our directors, director nominees for election and executive officers. Additional information with respect to the director nominees and for each director who will continue to serve after the annual meeting is set forth below.

Your Board unanimously recommends that you vote FOR each of the director nominees.

NOMINEES TO SERVE AS CLASS II DIRECTORS

FOR A TERM EXPIRING AT THE 2011 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring In	Director Since
William J. Weyand	63	Chairman of the Board and Chief Executive Officer (“Chief Executive Officer” or “CEO”) of the Company since February 2005; from January to June 2003, Chief Executive Officer of Pavilion Technologies, an enterprise neural network software company for advanced process control, from June 2003 to November 1, 2007, Vice Chairman, and from 2002 to November 1, 2007, Director; from 1997 to 2001, Chairman and Chief Executive Officer of Structural Dynamics Research Corporation (“SDRC”), a product lifecycle management software company which was acquired by Electronic Data Systems Corporation in 2001.	2011	2004

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring In	Director Since
Randolph H. Brinkley	63	President and Chief Executive Officer of Brinkley & Associates Company, a private investment and aerospace consultant firm since 2004. Limited partner and member of the Operating Executive Committee for J.F. Lehman & Company, a private equity investment firm. Chief Executive Officer of Rocketplane Kistler, a commercial space transportation company from 2004 to 2007; President of Boeing Satellite Systems, Inc., a manufacturer of commercial satellite systems from 2000 to 2004.	2011	2007

[1]	As of the record date.

NOMINEE TO SERVE AS CLASS III DIRECTOR

FOR A TERM EXPIRING AT THE 2009 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring On	Director Since
Robert A. Schriesheim	47	Executive Vice President, Chief Financial Officer of Lawson Software, Inc., an enterprise resource planning software solutions provider, since October 2006; General Partner for ARCH Development Partners, LLC, an early stage venture capital firm focused on information technology and services and life sciences, from August 2002 to October 2006; Executive Vice President, Corporate Development and Chief Financial Officer for Global Telesystems, a communications holding company from October 1999 to March 2002, and Executive Vice President—Corporate Development, from February 1999 to March 2002. [2]	2009	2007

[1]	As of the record date.

[2]	Mr. Schriesheim is also a director of Lawson Software, Inc., Skyworks Solutions, Inc. and Alyst Acquisition Corporation.

CLASS III DIRECTOR SERVING FOR A TERM EXPIRING AT THE 2009 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring On	Director Since
Ashfaq A. Munshi	46	Chief Executive Officer and founder of Terabitz (formerly eREinfo Inc.), a provider of on-line real estate information and tools from July 2006 to present; Chief Executive Officer of Level5 Networks, a leading innovator of high performance ethernet network interface cards, from December 4, 2005 until its merger with Solare Flare Inc. on May 15, 2006; founder, Chief Executive Officer and Chairman of Radiance Technologies, Inc., an enterprise software company, from 2000 to 2005; founder, Chief Executive Officer and Chairman of Specialty MD.com, a medical e-marketplace company, from 1998 to 2000; in 1998, advisor to Supply Base Inc., a supplier bid and supplier information company.	2009	2005

[1]	As of the record date.

CLASS I DIRECTORS SERVING FOR A TERM EXPIRING AT THE 2010 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring On	Director Since
Donald Glickman	74	Partner of J. F. Lehman & Company, a private equity investment firm, since 1993; President of Donald Glickman & Company, a private investment firm, since 1992. [2]	2010	1998
William F. Grun	61	Private investor and consultant since 2003; Chief Executive Officer of RAS Innovations, a privately held company providing international outsourcing of research and development in 2003; from 1996 to 1999, President and Chief Operating Officer of Optum Software, a privately held firm that developed software for supply chain management.	2010	1997

[1]	As of the record date.

[2]	Mr. Glickman is also a director of Monro Muffler Brake, Inc. and is a Trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

CORPORATE GOVERNANCE

Board Independence and Meetings

We are listed on The NASDAQ Global Market (“NASDAQ”). In accordance with NASDAQ’s requirements, to be independent a director must not have any material relationship with us that would interfere with him carrying out the responsibilities and duties of a director.

The Board annually reviews the independence of our directors. During this review, the Board considers transactions and relationships between each director and/or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company (and its subsidiaries and affiliates). The purpose of this review is to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. As a result of this review, the Governance and Nominating Committee and the Board affirmatively determined that Donald Glickman, William F. Grun, George N. Riordan, Ashfaq A. Munshi, Robert A. Schriesheim and Randolph H. Brinkley are each independent. Only William J. Weyand, our CEO, is not an independent director. Each of Mr. Stevens and Mr. Jabbar were independent during the period they served as directors.

There are currently no, and since the beginning of our 2007 fiscal year have not been any, transactions, relationships or arrangements between the Company’s independent directors and the Company that are disclosable under Item 404(a) of SEC Regulation S-K. Further, there are not, and have not been in the last fiscal year, any transactions, relationships, or arrangements between the independent directors and the Company that were considered in determining the independence of such directors that are not disclosable under Item 404(a) of Regulation S-K.

Director Attendance at Annual Meetings

Our directors and nominees for election are encouraged to attend all annual meetings of the Company’s stockholders. Our last annual meeting was held on May 22, 2007, and all then incumbent directors attended the meeting.

Board Meetings, Committees and Committee Composition

Our Board held 15 meetings during 2007. All of our directors attended at least 75% of the total meetings of the Board and the committees on which they served during the periods in which they served. The Board has established three standing committees:

•	Audit Committee

•	Governance and Nominating Committee

•	Compensation Committee

Additional information regarding each of the committees is provided described below. Each of the committees operates under a written charter adopted by the Board.

Audit Committee. The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is currently comprised of Messrs. Glickman, Grun, Munshi and Schriesheim, with Mr. Glickman serving as Chairman. The Audit Committee met ten times during 2007. The Board has determined that each of the directors who presently serves on the committee is an independent director under applicable NASDAQ rules and SEC Rule 10A-3, is able to read and understand fundamental financial statements as required by NASDAQ rules, and is an “audit committee financial expert” under applicable SEC rules.

The Audit Committee works closely with management and our independent registered public accounting firm. Among its specific responsibilities, the Audit Committee oversees our internal accounting and operational controls and our financial and regulatory reporting; selects our independent registered public accounting firm and assesses their performance on an ongoing basis; reviews our interim and year-end financial statements and audit findings with management and our independent registered public accounting firm; reviews our general policies and procedures regarding audits, accounting and financial controls; reviews the scope and results of the auditing engagement and the extent to which we have implemented changes suggested by the independent registered public accounting firm; reviews the results of each audit by our independent registered public accounting firm and discusses with them any factors that may affect their independence, including, without limitation, the provision of any non-audit services; performs other oversight functions as requested by the full Board; and reports on its activities to the full Board. The Audit Committee has the authority to obtain advice and assistance from, at Company expense, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee’s charter provides for pre-approval of all audit and permitted non-audit services by the Audit Committee. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to audit services and permitted non-audit services. All audit services, audit-related services, tax services and other services provided by Deloitte in 2007 were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

The Audit Committee’s report is included in this Proxy Statement under the heading “Report of the Audit Committee” below. The Audit Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Governance and Nominating Committee. Currently, the Governance and Nominating Committee is comprised of Messrs. Grun, Riordan, Glickman and Brinkley, each of whom the Board has determined is independent under applicable NASDAQ rules, with Mr. Grun serving as Chairman. The Governance and Nominating Committee met five times during 2007.

Among its specific responsibilities, the Governance and Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate- governance principles, including giving proper attention and effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance and Nominating Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence in the context of applicable SEC and other regulatory requirements; monitoring compliance with Board and committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new Board members; recommending Board committee assignments; and overseeing the evaluation of the Board and management.

The Governance and Nominating Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Compensation Committee. The Compensation Committee is currently comprised of Messrs. Munshi, Riordan, Brinkley and Schriesheim, each of whom the Board has determined is independent under applicable NASDAQ rules, with Mr. Munshi serving as Chairman. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee met eight times during 2007.

The Compensation Committee reviews, evaluates and makes recommendations to the Board on the Company’s overall compensation policies. Among its specific responsibilities, duties of the Compensation Committee include: reviewing and approving goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level, including salary, participation in incentive plans and other benefits; considering and approving the compensation arrangements for our other executive officers, including salary, participation in incentive plans and other benefits; and administering our incentive compensation plans. The Compensation Committee has discretion to delegate its powers and duties to one or more subcommittees.

A discussion of the processes and procedures of the Compensation Committee in establishing executive officer and director compensation is set forth in detail in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

The Compensation Committee’s report is included in this Proxy Statement under the heading “Report of the Compensation Committee” below. The Compensation Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Compensation Committee Interlocks and Insider Participation

No director who served on the Compensation Committee during 2007 currently is, or during 2007 was, an officer or employee of the Company or had any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Consideration of Director Nominees

Director Qualifications. Our Policy and Procedure on Evaluating Candidates for the Board contains criteria that apply to individuals recommended by the Governance and Nominating Committee for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should also be committed to enhancing stockholder value, have sufficient time to carry out their duties as a director and sufficient experience to provide insight and practical wisdom. Each director must represent the interests of our stockholders.

Identifying and Evaluating Nominees for Directors. The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for election as directors. The Governance and Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential director candidates. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, stockholders, professional search firms or other persons. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Governance and Nominating Committee will consider director candidates recommended by stockholders equally and using the same criteria as nominees recommended by the committee or other sources. Any stockholder wishing to recommend a director candidate should follow the procedures described below under the heading “Communications with the Board.”

Communications with the Board

Individuals may communicate with the Board in several ways. One method is by sending an e-mail to the Board at bod@mscsoftware.com. Communications that are sent to this e-mail account are routed to the attention of both the Chairman of the Governance and Nominating Committee and the Chairman of the Audit Committee, as well as the Secretary of the Company. Persons interested in communicating directly with the Company’s directors or with the non-management directors as a group may write to the particular director or group of directors at MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707. The Secretary of the Company reviews all correspondence and is responsible for forwarding to the Chairman of the Audit Committee a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The Chairman of the Audit Committee then forwards such summaries and correspondence to the full Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding the Company’s accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The MSC.Software AlertLine is a confidential, toll-free telephone service line that provides a safe communication channel for asking questions or raising concerns, and it is available 24 hours a day, seven days a week, to Company staff worldwide at (888) 475-6843.

Lead Director and Executive Sessions

In March 2003, the Board created the position of Lead Director. Our independent directors annually appoint the Lead Director, and appointed Mr. Glickman to serve in this position for 2007 and again for 2008.

The Lead Director’s primary responsibilities are to:

•	assist the Board in assuring compliance with, and implementation of, our corporate governance guidelines;

•	act as the principal liaison between independent directors and the Chief Executive Officer on certain issues; and

•	coordinate the agenda for and chair executive sessions of the independent directors.

Executive sessions of the independent directors are held at least four times a year. The sessions are coordinated and chaired by the Lead Director. Any independent director can request that an additional executive session be scheduled.

Director Compensation

Directors who also serve as our employees or officers do not receive any additional compensation for Board service. Directors who are not our officers or employees (“non-employee directors”) receive a $25,000 annual retainer. In addition, the Chairmen of the Governance and Nominating Committee and the Compensation Committee each receive $7,500 per year, and the Chairman of the Audit Committee receives $20,000 per year, in additional retainers. The Lead Director receives an additional $20,000 annual retainer. Effective February 26, 2008, non-employee directors also receive $4,500 for each Board meeting attended and $2,000 for each committee meeting attended. Prior to February 26, 2008, non-employee directors received $3,500 for each Board meeting attended and $1,750 for each committee meeting attended. Non-employee directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and the performance of their duties.

Non-employee directors are eligible to participate in our Non-Employee Director Program. Under this program, non-employee directors currently receive a grant of 15,000 options to purchase shares of our common stock upon election to the Board. In addition, non-employee directors currently receive an annual grant of 10,000 options on the first business day of each calendar year. On January 3, 2007, each of our non-employee directors then in office was granted 10,000 options at an exercise price per share of $15.11, which was the closing price of our shares on that date. Options granted to our non-employee directors currently have a ten-year maximum term and vest in full one-year after they are granted. Prior to October 26, 2006, the options granted to our non-employee directors had a five-year maximum term and were subject to a one-year vesting schedule. Directors are subject to our Stock Ownership Guidelines as described under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis below.

The table below sets forth information on the compensation we paid to our non-employee directors, other than Mr. Weyand, during fiscal 2007. The compensation we paid to Mr. Weyand, as well as his outstanding option and stock awards, are presented below in the Summary Compensation Table and the related explanatory tables. Mr. Weyand does not receive any additional compensation for his service as a director.

Fiscal Year 2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($)	Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randolph H. Brinkley [3]	37,000	—	68,386	—	—	—	105,386
Donald Glickman	138,500	—	82,626	—	—	—	221,126
William F. Grun	111,125	—	82,626	—	—	—	193,751
Masood A. Jabbar [4]	11,625	—	2,911	—	—	—	14,536
Ashfaq A. Munshi	105,875	—	82,626	—	—	—	188,501
George N. Riordan	88,000	—	82,626	—	—	—	170,626
Robert A. Schriesheim [5]	7,333	—	8,644	—	—	—	15,977
Mark A. Stevens [6]	11,625	—	2,911	—	—	—	14,536

[1]	Fees earned or paid in cash include annual retainers, committee retainers, meeting fees, lead director fees and chairman fees that were earned during calendar year 2007.

[2]

Reflects the dollar amount recognized for financial statement reporting purposes with respect to 2007, in accordance with Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”), without adjustment for forfeitures, using the Black Scholes Merton valuation technique (“Black Scholes”) for all outstanding awards granted to non-employee directors. On January 3, 2007, each of our then non-employee directors received an annual grant of 10,000 stock options for their service to the Company. The aggregate amount recognized for each option award granted on January 3, 2007 as valued under SFAS 123(R) without adjustment for forfeitures was $80,373 as determined using Black Scholes (“Black Scholes”) based on the following assumptions: (i) a volatility rate of 49%; (ii) an expected option life of 6.1 years (the assumption for the expected life of all options, provided the director options granted on and prior to January 2006 had a term of five years); (iii) a dividend rate of zero and (iv) a risk free interest rate of 4.66%. The aggregate expense we incurred for Mr. Brinkley’s 15,000 options granted May 11, 2007 as valued under SFAS 123(R) without adjustment for forfeitures was $106,799 as determined using Black Scholes based on the following assumptions (i) a volatility rate of 49%; (ii) an expected option life of 6.1 years; (iii) a dividend rate of zero; and (iv) a risk free interest rate of 4.6%. The aggregate expense we incurred for Mr. Schriesheim’s 15,000 options granted November 28, 2007 as valued under SFAS 123(R) without adjustment for forfeitures was $92,796 as determined using Black Scholes based on the following assumptions (i) a volatility rate of 48%; (ii) an expected option life of 6.1 years; (iii) a dividend rate of zero; and (iv) a risk free interest rate of 3.47%. More information on the valuation of our options can be found in Note 1 to the Consolidated Financial Statements in our 2007 Annual Report. The following table presents the number of outstanding options held by each of our non-employee directors as of December 31, 2007. None of our non-employee directors held any outstanding stock awards as of December 31, 2007. More information on the expensing and assumptions of our options for 2006 and 2007 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2007 Annual Report.

Name	Outstanding Options as of 12/31/07
Randolph H. Brinkley	15,000
Donald Glickman	25,000
William F. Grun	25,000
Masood A. Jabbar	—
Ashfaq A. Munshi	25,000
George N. Riordan	25,000
Robert A. Schriesheim	15,000
Mark A. Stevens	—

[3]	Mr. Brinkley was appointed as a director effective May 11, 2007.

[4]	Mr. Jabbar resigned as a director effective January 13, 2007.

[5]	Mr. Schriesheim was appointed as a director effective November 28, 2007.

[6]	Mr. Stevens resigned as a director effective January 14, 2007.

Code of Ethics

The Board has adopted the MSC Corporate Code of Business Conduct and Ethics, which applies to all of our offices worldwide, including all of our directors, officers, employees and agents. In addition, we have adopted a related policy, the MSC.Software Corporation Code of Business Conduct and Ethics that applies to our CEO and senior financial officers (which includes our CFO, controller and other persons performing similar functions). Both of these codes of conduct are available free of charge on the “Corporate-Investor Relations-Corporate Governance” page of our website, http://www.mscsoftware.com, or by writing to us at MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, Attention: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the forms furnished to us and written representations that no other forms were required, the Company believes that during 2007 all filing requirements applicable to officers, directors and greater than 10% beneficial owners of the Company under Section 16(a) of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

Executive Officers of the Company

The following table contains certain information about our current executive officers other than Mr. Weyand, whose information is provided above under the heading “Proposal One—Election of Directors.”

Name	Age [1]	Position(s) Held with the Company and Previous Employment
Glenn R. Wienkoop	61	President and Chief Operating Officer since August 2005; President and Chief Operating Officer of BDNA Corporation, a software solution provider of IT asset management and governance, from July 2004 to August 2005; President and Chief Operating Officer of Portal Software, Inc., a software solution provider of billing and revenue management solutions for telecommunications, from 2001 to 2004; and from 2000 to 2001, President and Chief Operating Officer of SDRC.

Sam M. Auriemma	55	Executive Vice President, Chief Financial Officer since May 2007; Executive Vice President and Chief Financial Officer of FileNet Corporation, an enterprise content management software company, from 2000 to January 2007.

John A. Mongelluzzo	49	Executive Vice President, Business Administration, Legal Affairs and Secretary since March 2005; Of Counsel for the law firm of Vorys, Sater, Seymour and Pease LLP from 2002 to 2005; from 1986 to 2001, served in various positions at SDRC, most recently as Senior Vice President, General Counsel and Secretary.

Calvin R. Gorrell	58	Senior Vice President, Human Resources since November 2007; Corporate Director, Human Resources of ITT Corporation, a supplier of advanced technology products, from February 2006 to April 2007; Vice President, ITT Electronic Components, and Director of Human Resources, from January 2003 to January 2006; Senior Vice President of Human Resources of NWP Services Corporation, a company that provides a range of billing and customer care solutions, from May 2002 to January 2003.

[1]	As of the record date.

Compensation Discussion and Analysis

The Compensation Committee. The Compensation Committee reviews and approves the compensation of our executives, including the executive officers listed in the Summary Compensation Table below (who are referred to in this proxy statement as the “named executive officers”). Currently, the Compensation Committee is comprised of Ashfaq A. Munshi, Chairman, along with George N. Riordan, Randolph H. Brinkley and Robert A. Schriesheim. Each member of the Compensation Committee during 2007 was independent (as determined under NASDAQ listing standards) during the period in which he served. Mr. Jabbar served as Chairman of the Compensation Committee and Mr. Stevens served as a member of the Compensation Committee until their resignations from the Board in January 2007.

The Compensation Committee operates under a charter which defines the Committee’s role and responsibilities. The charter provides that the Company’s compensation policies should be designed to provide overall competitive pay and benefits, create proper incentives to enhance the value of the Company, and reward superior performance. Our compensation policies are designed to allow us to recruit and retain superior talent and enhance our value by creating a significant and direct relationship between pay and performance.

During 2007, the Compensation Committee:

•	Hired independent compensation consultants to advise on executive compensation issues and long-term incentive grant programs;

•	Approved grants of equity awards to our executives and other employees;

•	Approved base salary increases for our executives;

•	Approved a separation agreement for Mr. Laskey, our former Chief Financial Officer;

•	Approved the terms of employment, including equity grants, for Mr. Auriemma and Mr. Gorrell who were both hired by the Company during 2007;

•	Determined that no cash bonuses were to be paid to executives during the calendar year 2007;

•	Approved and implemented bonus plans for calendar year 2007; and

•	Approved equity awards in conjunction with acquisitions by the Company.

Compensation Consultants. The Compensation Committee has the authority by its charter to engage the services of outside consultants, and as in prior years, early in 2007 the Committee engaged Pearl Meyer & Partners to analyze our executive and senior management compensation.

Management Assistance to the Compensation Committee. Management provides the Compensation Committee members with materials in advance of meetings and works with the Compensation Committee to establish meeting agendas. As it determines to be appropriate, the Committee meets with the CEO, the Senior Vice President of Human Resources, in-house legal counsel and other Company officers.

The Compensation Committee makes all final compensation decisions regarding our CEO, the other executive officers and certain other high ranking employees. To assist in its deliberations, the CEO provides the Compensation Committee an evaluation of and compensation recommendations for the other executive officers and other employees (including each material element of their compensation), but does not participate in deliberations on his own compensation.

Compensation Philosophy and Objectives. We strive for total executive compensation at levels that motivate our executive officers to achieve long-term strategic business objectives and allow us to attract and retain talented management. We believe that a combination of fixed and variable compensation allows us to attract and retain executives while rewarding executives for achieving specific results that lead to increased stockholder value. Our long-term compensation, which consists of various equity awards, aligns the interests of our executives with our stockholders and rewards and motivates our executives to perform over a longer period of time. We further believe that supplemental benefits and perquisites which reward executives without regard to performance should be reasonable under the circumstances and that some level of supplemental benefits are appropriate for high ranking executives and are necessary to remain competitive. Past compensation or amounts payable from prior compensation are considered by the Committee when setting new elements and levels of compensation and when considering raises and equity grants.

During 2007, the variable components of our compensation program focused primarily on earnings and license revenue growth, taking into account the divestiture of certain software products and timing of revenue recognition when entering into service commitments in conjunction with software license transactions. These determinations were not made solely on a GAAP basis. The Committee considered orders which were entered into in 2007 but for which the Company anticipates recognizing revenue in subsequent periods in determining vesting of Performance Stock Unit Awards (“PSUs”) and in making special performance bonus awards for 2007.

Elements of Compensation. Our executive compensation program consists of the following elements:

•	Fixed-Base Salary:

Fixed-base salary is the foundation of our executive compensation program. A fixed-base salary provides our executives with steady regular payments in return for services provided to the Company. In determining and reviewing base salaries, we consider the executive’s experience, performance and scope of responsibilities, as well as competitive salary practices.

Salaries paid to our executive officers are reviewed annually and adjustments are made based on several factors, including the Company budget, individual contributions, tenure, and comparable Company data.

•	Performance-Based Annual Bonus:

The annual bonus program provides our executive officers and management an opportunity to earn a cash bonus based on satisfaction of certain performance-based criteria for the fiscal year as determined by the Compensation Committee. Performance goals under the annual plan are tied to measures of revenue, operating performance or specific tangible business goals. The Compensation Committee believes that the annual bonus program provides the executive officers and management with financial motivation to meet these performance targets.

•	Equity Awards:

While salary and annual bonus reward short-term performance, we believe that the executive team and management should be provided financial incentives to increase Company performance over the long term. We believe that equity compensation is the most effective means to link the interests of our stockholders and our executive officers and management. In 2007 we granted both stock options and Restricted Stock Units (“RSUs”) as the form of equity awards for our executives and other top performing employees through our annual grant. In addition, based on the Company’s performance during the second half of 2007, specifically expense reduction and an increase in revenue, as compared to the first six months of the year, in February 2008, the Compensation Committee approved special bonuses to all executive officers, as well as a substantial number of other employees, which were paid in RSUs that vested 30 days following the grant date.

•	Supplemental Benefits and Perquisites:

While we generally provide few supplemental benefits and perquisites, we maintain certain programs for the benefit of our executive officers and other high ranking managers, including car allowance, supplemental retirement benefits and an executive medical program.

Executive Compensation Practices and Benchmarking. We design our executive compensation program in accordance with our goal to attract, motivate and retain our executives. When setting compensation, the Compensation Committee considers various factors, including range of responsibilities, expertise, experience, and the recommendations of the CEO and Senior V.P. of Human Resources (except in the case of their own compensation). The pay levels of our executives compared against those of their counterparts at our peer group companies is often referred to as “benchmarking.”

We believe that benchmarking provides a starting point to determine appropriate compensation for our executive officers, although benchmarking is not a replacement for an analysis of each officer’s total pay and its various components. It does, however, provide guidance on where we stand on our objective to attract and retain talented management, and our relative ability to do so.

As in prior years, in 2007, the Compensation Committee used Pearl Meyer & Partners to benchmark the total compensation payable to our executives and other members of senior management. The Company benchmarks each material element of compensation (base salary, bonus and equity-based awards) against other companies in a similar peer group, all based on available survey data as analyzed by Pearl Meyer & Partners. Our peer group in 2007 was comprised of software companies of comparable size, and included Ansys, Inc., Aspen Technology, Inc., Epicor Software Corp., i2 Technologies, Inc., JDA Software Group, Inc., Lawson Software, Inc., Magma Design Automation, Manhattan Associates, Inc., MapInfo Corp, Mentor Graphics Corp, MicroStrategy, Inc., QAD, Inc., and SPSS, Inc. (collectively, the “Peer Group”). The median revenue of the Peer Group was approximately $280 million and the median market capitalization was $790 million. As of December 31, 2007, our annual revenue was approximately $260 million and our market capitalization was approximately $603 million.

(A) Salary. We target executive base salaries at the 55th percentile of the Peer Group because the Compensation Committee believes this represents the threshold of a competitive salary. Our executives’ salaries are reviewed annually by the Compensation Committee. Salary increases are based on an evaluation of the individual’s performance and level of pay as compared against the Peer Group. Merit increases have historically taken place in February or March and have been retroactive to the beginning of the year. However, to mitigate the expense of raises for the full 2007 calendar year, our employees, including our executive officers, did not receive pay increases until July 2007, at which time we granted the following base salary increase; Mr. Wienkoop received a $14,800 increase and Mr. Mongelluzzo received a $10,000 increase. These raises were not retroactive to the beginning of the year. Further, while our annual bonus award is tied to performance criteria and is by its nature variable, we have not in the past, and do not intend in the future, to decrease an executive’s base salary based on performance.

(B) Bonus. In 2007, we maintained a cash bonus plan for executive officers based on Company revenue and operating profit each weighted equally. The target bonus percentages for executives are determined through comparisons to the Peer Group. The Compensation Committee has discretion in individual circumstances to adjust any bonus payable to executives and senior management to a lower or higher number based on its subjective analysis of the individual executive’s performance, and the Committee has used this discretion in the past to adjust bonuses both up and down.

The bonus amounts for our named executive officers upon satisfactory target and maximum levels of performance for 2007 were determined based on both competitive analysis and respective responsibilities and in the case of Mr. Weyand, in accordance with the terms of his employment agreement as follows:

Executive Officer	Target Bonus Percent	Bonus at Top Level Performance
William J. Weyand	120% of base salary	200% of base salary
Glenn R. Wienkoop	70% of base salary	140% of base salary
Sam M. Auriemma	60% of base salary	120% of base salary
John A. Mongelluzzo	60% of base salary	120% of base salary
Calvin R. Gorrell	50% of base salary	100% of base salary

We did not meet the established threshold in either of these two categories under the 2007 bonus plan, and as a result no cash bonuses were paid under the 2007 bonus program. However, because the Company had a strong performance during the second half of 2007, particularly in the fourth quarter, the Compensation Committee approved the payment of a special discretionary non-cash bonus to eligible employees, including our executive officers, in an amount equal to 25% of target bonus to recognize performance during the second half of the year and to motivate future efforts. This bonus was paid in RSUs that vested on March 18, 2008, 30 days following the award.

(C) Equity Awards. The Company provides its long-term compensation through equity grants. In September 2006, our stockholders approved our 2006 Performance Incentive Plan, which provided considerable flexibility to grant equity awards.

The Compensation Committee worked to determine appropriate equity awards for our executives, senior management and high-performance employees. In June 2007, the Compensation Committee approved option award grants to our key employees, and in July, approved option award grants to Messrs. Auriemma, Mongelluzzo and Wienkoop. Mr. Weyand had received an equity grant in February 2007 in conjunction with his new employment agreement. The awards were made for retention purposes as well as to motivate performance and to better align the interests of our executives and key employees with stockholder interests. The awards were comparable in size to prior year grants, but were in the form of options in contrast to RSUs and PSUs in order to meet the Committee’s objectives to provide a mix of equity awards.

(D) Perquisites. Each executive officer receives a car allowance and participates in the Company Executive Medical Plan which effectively maintains health insurance at substantially reduced cost for participants. In addition, each executive officer participates in the Company’s Supplemental Retirement and Deferred Compensation Plan which provides a mechanism for additional retirement savings and along with the Company match to the MSC Deferred Contribution Plan (the Company 401(k) plan). Together these plans provide a level of retirement benefits comparable to the benefits that were available under the Company Profit Sharing Plan that was discontinued in 2004. We maintain no pension plan for our executive officers. In 2007, we paid $134,529 to Mr. Wienkoop to cover taxes incurred by Mr. Wienkoop for relocation expenses paid by the Company in 2006. We believe that these benefits, while important to attracting and retaining our executives and for the Company to remain competitive in the marketplace are modest in the totality of the compensation.

We also provide vacation benefits to our executives and other employees. In March 2008, the Company stopped accruing paid vacation time for our executive officers as well as for its Vice Presidents residing in the United States and correspondingly paid them for all accrued vacation time as of February 29, 2008.

Employment, Severance and Change in Control Benefits. We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such protections for our named executive officers and other executive officers. In the case of Mr. Weyand, these benefits are provided under his employment agreement. In the case of Messrs. Wienkoop, Mongelluzzo, Auriemma and Gorrell, these benefits are provided under change in control agreements. The Compensation Committee annually reviews the benefits provided under our change in control agreements to make sure they are still appropriate.

As described in more detail under “Employment Agreements, Termination of Employment and Change in Control Agreements” below, Mr. Weyand is entitled to severance benefits in the event of a termination of employment by us without cause or by him for good reason. Certain benefits would also be provided in the event that Mr. Weyand’s employment terminates due to his death or disability. The Compensation Committee determined that it was appropriate to provide Mr. Weyand with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. Mr. Weyand’s severance benefits are generally determined as if he continued to remain employed by the Company for one year following his actual termination date. Because we believe that a termination by Mr. Weyand for good reason (or constructive termination) is conceptually the same as an actual termination by us without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of this executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the named executive officers, with severance benefits if their employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. The severance benefits for the named executive officers are generally determined as if they continued to remain employed by the Company for two-and-one-half years following their actual termination date for the President and Executive Vice Presidents and two years for Senior Vice Presidents. Under his employment agreement, Mr. Weyand would be entitled to similar severance benefits as those benefits provided to the President and Executive Vice Presidents if his employment terminated under these circumstances. As noted above, because we believe that a termination by the executive for good reason is conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We have entered into separate change in control agreements with each of Messrs. Wienkoop, Mongelluzzo, Auriemma and Gorrell, as well as with 17 other high ranking employees. The agreements continue through December 31 of each year and are automatically extended in one-year increments unless we give 60 days prior written notice of termination.

The agreements for Vice Presidents generally provide that if, within two years following a change in control the covered employee is terminated for other than Cause or if he terminates employment for Good Reason (both as defined in the agreements), then the employee is entitled to the following severance payments:

•	base salary through the date of termination;

•	unused vacation (to the extent accrued);

•	one year annual bonuses at target plus a prorated share of bonus for the portion of the year the individual is employed by MSC;

•	one year salary;

•	acceleration of vesting of all unvested options and other equity awards; and

•	up to one year medical and dental coverage.

Messrs. Wienkoop, Mongelluzzo, Auriemma and Gorrell are entitled to enhanced benefits under their change in control agreements. If payments are triggered under their agreements, each of Mr. Wienkoop, Mongelluzzo and Auriemma would receive 2.5 times salary and annual target bonus (plus the prorated bonus for the portion of the year the individual is employed) and would be eligible to receive medical and dental coverage for up to two and one-half years. Mr. Gorrell would be entitled to receive two times salary and annual target bonus (plus the prorated bonus for the portion of the year he is employed), and would be eligible to receive medical and dental coverage for two years.

Under Section 4999 of the Internal Revenue Code, a 20% excise tax would apply to change in control benefits paid to each of our named executive officers if, and to the extent, the aggregate value of the benefits calculated under Section 280G and accompanying income tax regulations equals or exceeds three times the executive’s average taxable compensation for the five most recent tax years (or portion of such period the executive has been employed by the Company) ending before the change in control. As part of their change in control benefits, our named executive officers would be reimbursed for all excise taxes imposed under Section 4999 on their severance payments and any other related payments, and for all income and payroll taxes on the reimbursed amount. We provide these executives with a “gross-up” for all taxes that would be imposed on benefits paid because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that might result from these excise taxes. The tax gross-up is intended to make the executive whole for any adverse tax consequences to which the executive might become subject under the tax law, and to preserve the level of change in control severance protections that we have determined to be appropriate. Furthermore, to the extent we pay change in control benefits to which the Section 4999 excise tax would apply, we would forfeit our right to a federal income tax deduction for the benefits paid. We have provided an estimate of the cost of the excise tax gross-up under the section entitled “Estimated Value of Change In Control Benefits at December 31, 2007.”

In addition, the vesting of all RSUs and PSUs granted by the Company prior to 2008 to employees not subject to a change in control agreement will accelerate upon a change in control event. Equity awards granted in 2008 to employees not subject to a change in control agreement accelerate only if the employee is terminated by the Company within one year following a change in control event.

Accounting and Tax Impact. The accounting and tax consequences to the Company relating to the compensation we pay our executives are carefully considered by the Compensation Committee when it is analyzing overall compensation and its various components. The Compensation Committee seeks to balance its objective of paying compensation that motivates our executives to perform and allows us to attract and retain talent, with the need to deduct compensation and ensure an appropriate impact of compensation on our earnings and other financial measures.

Under Section 162(m) of the Internal Revenue Code, we cannot deduct for federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and three other most highly compensated executive officers unless certain performance and other requirements are met. We generally design and administer executive compensation programs to preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options, PSUs, and RSUs granted to our named executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. The Compensation Committee believes that Section 162(m) will not limit the deductibility of any of the compensation paid or payable to our named executive officers for 2007, except for $3,765,482 of the $4,180,000 of compensation Mr. Weyand received in settlement of RSUs and PSUs vested in 2007. The Compensation Committee, however, will continue to design compensation plans that recognize a full range of performance criteria important to our success, regardless of the federal income tax deductibility of compensation paid under those plans.

Mr. Laskey’s Retirement. Mr. Laskey, our former CFO, retired from the Company on April 30, 2007. The Compensation Committee determined that it would be in our best interest to retain Mr. Laskey as a consultant through the end of 2007 to aid in the transition to a new CFO. Accordingly, we entered into a consulting agreement with Mr. Laskey through which he made himself available to us on an “as needed” basis through December 31, 2007, and in return we paid him $15,000 a month. In addition, we accelerated the vesting of all of his 112,500 unvested options and agreed that all of his options would remain exercisable through December 31, 2007. No other equity awards held by Mr. Laskey were accelerated. We also agreed to pay or reimburse Mr. Laskey for medical coverage through December 31, 2007. The Compensation Committee modified his option awards (by accelerating the vesting and extending the period to exercise his stock options through to December 31, 2007) as a reward for his work on completing our restatement of our financial statements, his efforts in bringing us current in our filing obligations with the SEC and his efforts in managing our compliance with the requirements under the Sarbanes-Oxley Act of 2002.

Subsequent Actions. In early 2008, the Compensation Committee concluded its annual compensation review and approved raises and equity grants. Accordingly, it granted a $20,125 raise to Mr. Weyand (base salary now $595,125), a $13,468 raise to Mr. Wienkoop (base salary now $398,268), a $6,603 raise to Mr. Auriemma (base salary now $316,603), a $10,850 raise to Mr. Mongelluzzo (base salary now $320,850) and a $2,250 raise to Mr. Gorrell (base salary now $227,250). The Compensation Committee also approved RSU grants of 100,000 to Mr. Weyand, 75,000 to Mr. Wienkoop, 30,000 to Mr. Auriemma, 40,000 to Mr. Mongelluzzo and 30,000 to Mr. Gorrell. These RSUs are scheduled to vest in three equal annual installments, beginning February 26, 2009.

Stock Ownership Guidelines. In November 2005, the Board adopted stock ownership guidelines for non-employee directors and for executive officers. The guidelines were created to align the directors and executive officers’ interests and actions with those of our stockholders. The guidelines encourage our executive officers to acquire and own stock having the following values:

Management Level	Multiple of Annual Base Salary
Chief Executive Officer	Three Times
President and Chief Operating Officer	Two Times
Other Board designated Executive Officers	One Time

These stock ownership levels should be achieved by each executive within two years after the adoption of the policy or commencement of employment or promotion, as the case may be.

Our non-employee directors are encouraged to acquire and own shares in an amount equal to five times their annual cash retainer. Such stock ownership level should be achieved by each director within two years after the adoption of this policy or his initial election to the Board, as the case may be.

To determine the appropriate number of shares under the guidelines, (i) the executive’s base salary or director’s annual cash retainer will be multiplied by the applicable multiple; (ii) the product is divided by the Company’s prior average closing price on the last trading day of each of the prior four quarters (March, June, September and December); and (iii) that amount is rounded to the nearest 1,000 shares. This calculation is made as of the date the guidelines were adopted by the Board or when an individual becomes subject to these guidelines, whichever occurs later. Once established, the number of shares does not change with changes in salary or fluctuations in the Company’s stock price, however, it will be recalculated upon a promotion.

Shares that count towards satisfaction of the guidelines include:

•	Shares owned outright and by his or her immediate family members residing in the same household;

•	Shares held in our 401(k) plan;

•	Shares held in our employee stock purchase plan;

•	Vested restricted shares; and

•	Shares held in trust (to the extent approved by the Governance and Nominating Committee to count).

However, unvested restricted stock, unvested performance stock units and stock options (both vested and unvested) are not included. The guidelines are administered and interpreted by the Governance and Nominating Committee. The Chairman of the Governance and Nominating Committee acts as a monitor and informs any executive officer or non-employee director of their noncompliance with these guidelines.

Report of the Compensation Committee

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Ashfaq A. Munshi, Chairman (Chairman since January 14, 2007)

George N. Riordan (member since January 17, 2007)

Randolph H. Brinkley (member since May 22, 2007)

Robert A. Schriesheim (member since November 28, 2007)

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers in 2006 and 2007, including William J. Weyand, our Chief Executive Officer (“CEO”) and Principal Executive Officer, and John J. Laskey, who served as our Chief Financial Officer (“CFO”) and Principal Financial Officer until April 16, 2007, and Sam M. Auriemma, who served as our CFO and Principal Financial Officer since April 16, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($) [1]	Stock Awards ($) [2]	Option Awards ($) [3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) [4]	Total ($)
William J. Weyand Chairman and Chief Executive Officer [5]	2007 2006	567,500 485,000	143,750 100,000	294,846 1,595,732	364,784 796,663	— —	— —	98,080 130,139	1,468,960 3,107,534

Sam M. Auriemma Executive Vice President and Chief Financial Officer [6]	2007 2006	217,142 —	38,427 —	— —	240,093 —	—	—	30,407 —	526,069 —

John J. Laskey Executive Vice President and Chief Financial Officer [7]	2007 2006	123,584 310,000	— —	— 272,189	674,426 381,784	—	—	134,680 65,589	932,690 1,029,562

Glenn R. Wienkoop President and Chief Operating Officer [8]	2007 2006	373,300 360,039	67,340 —	590,493 386,460	489,564 349,938	—	—	193,773 414,524	1,714,470 1,510,961

John A. Mongelluzzo Executive Vice President, Legal Affairs, and Secretary [9]	2007 2006	305,000 300,000	54,250 —	382,670 228,616	415,935 261,212	—	—	49,970 63,941	1,207,825 853,769

Calvin R Gorrell Senior Vice President, Human Resources [10]	2007 2006	35,769 —	4,375 —	6,900 —	9,018 —	— —	— —	4,165 —	60,227 —

[1]

For 2007, reflects a special discretionary bonus award paid in 2008. Although denominated in dollars, this bonus was paid in RSUs that vested 30 days from the grant date. For 2006, reflects a cash bonus of $100,000 paid to Mr. Weyand in December 2006 upon execution of his new employment agreement.

[2]

The amount recognized for financial statement reporting purposes for stock awards with respect to 2007 and 2006, in accordance with SFAS 123(R) (disregarding the estimate of forfeitures). For RSUs and PSUs, the amount recognized is calculated using the closing price of our stock on the date of grant multiplied by the number of units awarded. With respect to Performance Stock Unit Awards, the amount recognized is calculated using the Monte Carlo simulation valuation method. These amounts reflect our accounting expenses for these awards and do not necessarily reflect the award value, if any, that will be recognized by the named executives. Mr. Laskey forfeited 35,000 PSUs, 54,500 RSUs and 30,000 Performance Stock Unit Awards upon his termination of employment on April 30, 2007. In addition, during 2007, Mr. Wienkoop forfeited 40,000 Performance Stock Unit Awards and Mr. Mongelluzzo forfeited 30,000 Performance Stock Unit Awards. More information on the expensing and assumptions of our stock awards for 2006 and 2007 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2007 Annual Report.

[3]

The amount recognized for financial statement reporting purposes for option awards with respect to 2007 and 2006, in accordance with SFAS 123(R) (disregarding the estimate of forfeitures). These amounts reflect our accounting expenses for these awards and do not necessarily reflect the award value, if any, that will be recognized by the named executives. The Company modified Mr. Laskey’s options on his termination of employment by accelerating the vesting of all of his 112,500 unvested stock options and extending the exercise period through December 31, 2007. This modification cost was $674,426 as reflected under the 2007 Option Award column for Mr. Laskey. More information on the expensing and assumptions of our options for 2006 and 2007 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2007 Annual Report.

[4]

Consists of all other compensation for the year that could not properly be reported in any other column. Includes our contributions on behalf of the named individuals to (a) the MSC Defined Contribution Plan (“DCP”), which is a 401(k) match and (b) to the MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan (“SERP”) in the following amounts: William J. Weyand: $11,250 to DCP and $39,488 to the SERP in 2007 and $11,000 to DCP and $80,935 to the SERP in 2006; Glenn R. Wienkoop: $11,250 to the DCP and $22,652 to the SERP in 2007 and $11,000 to the DCP and $30,165 to the SERP in 2006; John A. Mongelluzzo: $11,250 to the DCP and $16,163 to the SERP in 2007 and $11,000 to the DCP and $27,991 to the SERP in 2006; Sam M. Auriemma: $3,617 to the DCP and $12,045 to the SERP in 2007; Calvin R. Gorrell $0 to the DCP and $2,383 to the SERP in 2007; and John J. Laskey: $6,825 to the DCP and $0 to the SERP in 2007 and $11,000 to the DCP and $32,042 to the SERP in 2006. Also includes reimbursement of medical expenses under the Executive Medical Plan, car allowances and Supplemental Executive Long Term Disability premiums. For Mr. Weyand, also includes club dues and legal fees paid in 2007 in connection with the negotiation of his new employment agreement that went into effect on February 10, 2007. For Mr. Wienkoop, also includes relocation expenses in 2006 of $218,672 and in 2007 income for a tax gross-up of $134,529 on his 2006 relocation expenses. For Mr. Laskey, also includes payments for consulting services to the Company, commencing May 1, 2007 and ending on December 31, 2007, of $15,000 per month.

[5]

Mr. Weyand’s salary was increased to $575,000 pursuant to his new employment agreement that was effective in February 2007, but the increase was not retroactive to the beginning of the year. Equity compensation amount recognized with respect to 2007 for Mr. Weyand is as follows: (i) Option Awards were comprised of $87,288 for 450,000 stock options granted in 2005 and $277,496 for 150,000 stock options granted in 2007 and (ii) Stock Awards were comprised of $122,120 for 200,000 RSUs granted in 2005 and, $172,726 for 50,000 RSUs granted in 2007. Equity compensation amount recognized with respect to 2006 for Mr. Weyand is as follows; (i) Option Awards were comprised of $796,500 for 450,000 stock options granted in 2005 and $163 for 5,000 non-employee director stock options and (ii) Stock Awards comprised of $1,182,641 for 200,000 RSUs granted in March 2005 and $413,091 for a 100,000 Performance Stock Unit Award granted in February 2005.

[6]

Mr. Auriemma joined the Company in April of 2007. Amount recognized with respect to 2007 for Mr. Auriemma is as follows: (i) Option Awards were comprised of $227,003 for 175,000 stock options and $13,090 for 15,000 stock options granted in 2007.

[7]

Equity compensation amount recognized with respect to 2007 for Mr. Laskey is as follows: (i) Option Awards were comprised of $401,310 for 150,000 stock options granted in 2005 and $273,116 for 50,000 stock options granted in 2005. Equity compensation amount recognized with respect to 2006 for Mr. Laskey is as follows: (i) Option Awards were comprised of $276,927 for 150,000 stock options granted in 2005, and $104,857 for 50,000 stock options granted in 2005 and (ii) Stock Awards were comprised of $124,016 for 39,000 RSUs granted in 2005, $91,317 for a 30,000 Performance Stock Unit Award granted in 2005, $28,428 for 35,000 PSUs granted in 2006 and $28,428 for 35,000 RSUs grants in 2006. Mr. Laskey retired from the Company effective April 30, 2007, but was retained as a consultant through the end of December 2007.

[8]

Equity compensation amount recognized with respect to 2007 for Mr. Wienkoop is as follows: (i) Option Awards were comprised of $139,626 for 160,000 options granted in 2007 and $349,938 for 275,000 options granted in 2005 and (ii) Stock Awards were comprised of $84,350 for 55,000 PSUs granted in 2006 and $506,143 for 100,000 RSUs granted in 2006. Equity compensation amount recognized with respect to 2006 for Mr. Wienkoop is as follows (i) Option Awards were comprised of $349,938 for 275,000 stock options granted in 2005 and (ii) Stock Awards were comprised of $260,566 for a 40,000 Performance Stock Unit Award granted in 2005, $44,672 for 55,000 PSUs granted in 2006 and $81,222 for 100,000 RSUs granted in 2006.

[9]

Equity compensation amount recognized with respect to 2007 for Mr. Mongelluzzo is as follows: (i) Option Awards were comprised of $100,357 for 115,000 stock options granted in 2007, $153,000 for 150,000 stock options granted in 2005 and $162,578 for 50,000 stock options granted in March 2006, and (ii) Stock Awards were comprised of $53,677 for 35,000 PSUs granted in 2006, and $328,993 for 65,000 RSUs granted in 2006. Equity compensation amount recognized with respect to 2006 for Mr. Mongelluzzo is as follows: (i) Option Awards were comprised of $153,000 for 150,000 stock options granted in 2005 and $108,212 for 50,000 stock options granted in March 2006 and (ii) Stock Awards were comprised of $147,394 for a 30,000 Performance Stock Unit Award granted in 2005, $28,428 for 35,000 PSUs granted in 2006, and $52,794 for 65,000 RSUs granted in 2006.

[10]

Mr. Gorrell joined the Company in November 2007. Equity compensation amount recognized with respect to 2007 for Mr. Gorrell is as follows: (i) Option Awards were comprised of $9,018 for 35,000 stock options granted in 2007, and (ii) Stock Awards were comprised of $6,900 for 10,000 RSUs granted in 2007.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth information relating to plan-based awards granted to our named executive officers during fiscal 2007.

Name	Grant Date [1]	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) [3]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ / Sh) [4]		Grant Date Fair Value ($ ) [5]
		Threshold (#)	Target (#) [2]	Maximum (#)
William J. Weyand [6]	02/10/07 02/10/07	—			50,000	150,000		$15.54	1,244,474 777,000
	02/10/07	75,000	150,000	150,000					2,331,000

Sam M. Auriemma	04/16/07 07/10/07	—		—	—	175,000 15,000	$ $	13.70 13.61	1,276,457 109,358

John J. Laskey	—	—	—	—	—	—		—	—

Glenn R. Wienkoop	07/10/07	—	—	—	—	160,000		$13.61	1,166,482

John A. Mongelluzzo	07/10/07	—	—	—	—	115,000		$13.61	838,409

Calvin R. Gorrell	11/05/07 11/05/07	— —	— —	— —	10,000	35,000		$13.28	238,898 132,800

[1]	Grant date for equity-based awards for purposes of SFAS 123(R).

[2]	Assumes the respective level of operating profit is met for the 24 month period ending December 2008.

[3]

Mr. Weyand’s time-based RSUs vest ratably in four equal annual installments starting February 10, 2008, and will be paid in stock on a one-for-one basis upon vesting. Mr. Gorrell’s time-based RSUs vest in three equal annual installments starting November 5, 2008, and will be paid in stock on a one-for-one basis upon vesting.

[4]	The exercise price for all options granted was the closing price of our shares on the date of the award.

[5]

The grant date fair value of the awards computed in accordance with SFAS 123(R). These amounts reflect our accounting valuation, and do not correspond to the actual value, if any, that may be recognized by the named executive.

[6]

Pursuant to the terms of his employment agreement, in 2007 we granted to Mr. Weyand 50,000 RSUs. Once vested, the RSUs will be paid, on a one-for-one basis, in our shares, which vest in four equal annual installments. We also granted Mr. Weyand 150,000 PSUs representing the right to receive 150,000 shares at a future date. Vested PSUs will be paid, on a one-for-one basis, in our shares. The PSUs vest based on our operating profit for the 24 month period ending December 2008, subject to Mr. Weyand’s continued employment through the vesting date. If the related performance conditions are not satisfied, the PSUs will not vest and no shares will be paid. In addition, we also granted Mr. Weyand 150,000 stock options under the 2006 Performance Incentive Plan. These options may be exercised only after February 9, 2011.

Outstanding Equity Awards At 2007 Fiscal Year-End

The following table provides information on the holdings of stock option and stock awards by our named executive officers at December 31, 2007. This table includes outstanding options, unvested RSUs and PSUs with performance conditions that have not yet been satisfied. The vesting schedule for each grant and other information regarding awards made to our named executor is shown in the footnotes to this table. The market value of stock awards is based on the closing market price of our stock on December 31, 2007, which was $12.99. With the exception of Mr. Weyand’s PSUs, all PSUs vest and become exercisable in three annual installments depending upon the satisfaction of the specified goals related to our license revenue growth in calendar years 2007, 2008, and 2009. If the performance goal is fully satisfied, 1/3 of the total PSUs granted will vest for that year. Lesser amounts may vest based on partial satisfaction of the performance goal and the 1/3 available for that year may be further divided into thirds. Thus, the most that can vest in any one year is 1/3 of the total PSUs awarded, and the minimum that may vest upon partial satisfaction of performance goals is 1/9 of the total award. In February 2008, the Compensation Committee determined that 1/3 of the PSUs for the first annual installment should vest and 2/3 of the PSUs for the first installment should be forfeited. Mr. Weyand’s PSUs vest based on our operating profit for the 24 month period ending December 31, 2008 and as a result none of his PSUs have vested. The market value as of December 31, 2007, shown below assumes the minimum payout of 1/9 of total PSUs awarded each year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [3]	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [6]
	Exercisable [1]	Unexercisable [2]
William J. Weyand [7]	450,000 10,000 5,000	150,000	— — —	9.89 9.68 10.27 15.54	02/10/15 12/03/09 01/03/10 02/09/17	50,000	649,500	75,000	974,250

Sam M. Auriemma [8]	— —	175,000 15,000		13.70 13.61	04/16/17 07/10/17	—	—	—	—

John J. Laskey [9]	50,000		—	14.30	10/18/15	—	—	—	—

Glenn R. Wienkoop [10]	137,500 —	137,500 160,000	— —	14.30 13.61	08/15/15 07/10/17	66,666	865,991	18,333	238,146

John A. Mongelluzzo [11]	75,000 12,500 —	75,000 37,500 115,000	— — —	11.56 19.15 13.61	03/09/15 03/07/16 07/10/17	43,333	562,896	11,667	151,554

Calvin R. Gorrell [12]		35,000	—	13.28	11/05/17	10,000	129,900	—	—

[1]	Number of outstanding exercisable options.

[2]

Number of outstanding unexercisable (i.e., unvested) options. Mr. Weyand’s 150,000 options that expire February 9, 2017, vest in a single installment on February 9, 2011. Stock options for all other named executives vest in four equal annual installments beginning on the first anniversary of the date of grant. All options have a term of ten years (other than the 10,000 and 5,000 option grants to Mr. Weyand which he received as a non-employee director and which have a five year term). In conjunction with Mr. Laskey’s termination, all of his stock options were vested and became exercisable through December 31, 2007.

[3]

Number of unvested RSUs. Mr. Weyand was granted 50,000 RSUs in February 2007 in conjunction with the execution of his new employment agreement. Mr. Weyand’s RSUs vest in four equal installments. Messrs. Laskey, Wienkoop and Mongelluzzo were granted 35,000, 100,000 and 65,000 RSUs, respectively in 2006. Mr. Gorrell was granted 10,000 RSUs when he commenced employment with the Company in November 2007. Other than Mr. Weyand’s RSUs, these RSUs vest in three equal annual installments. Mr. Laskey’s RSUs were forfeited upon his termination of employment.

[4]	Market value of unvested RSUs is determined by multiplying the number of RSUs by $12.99, the closing price of our stock on the last trading day of 2007.

[5]

As of December 31, 2007, Mr. Weyand held 150,000 PSUs, Mr. Wienkoop held 55,000 PSUs and Mr. Mongelluzzo held 35,000 PSUs. This column reflects a total of 1/3 of the PSUs awarded (1/2 for Mr. Weyand). Because the PSUs have three thresholds (1/3, 2/3 and full) (only two for Mr. Weyand – 1/2 and full), and based on our 2006 performance no payout would have been achieved, only 1/3 vesting is assumed (1/2 for Mr. Weyand). To the extent a performance condition is not met during a performance period, then that portion of the PSU award that does not vest is forfeited. In February 2008, the Compensation Committee of the Board determined that one-third of the PSUs for 2007 performance should vest and the remaining two-thirds of the PSUs for 2007 (the first Performance Period) should be forfeited. Since this determination was made after the 2007 fiscal year end, this award (and forfeiture) for the first performance year is not reflected in the table above. Mr. Weyand’s PSUs are not eligible for vesting until after December 31, 2008 and so none of his PSUs were considered for vesting.

[6]

Market value of unvested PSUs. For purposes of determining the payout value of these awards as set forth above in Footnote no.5 because (a) the PSUs have three thresholds (1/3, 2/3 and full) (two for Mr. Weyand – 1/2 and full) and (b) based on prior year’s performance no payout would be achieved, only 1/3 vesting is assumed (1/2 for Mr. Weyand). The market value is determined using $12.99, the closing price on the last day trading day of 2007.

[7]

On February 10, 2007, and in conjunction with his new employment agreement, Mr. Weyand received options to acquire 150,000 shares at a per share exercise price of $15.54 with a term of ten years that vest in a single installment on February 9, 2011. He also received a grant of 50,000 RSUs that vest in four equal annual installments commencing February 10, 2008 and 150,000 PSUs which are eligible to vest on February 10, 2009. When Mr. Weyand joined the Company as Chief Executive Officer in February 2005, he received stock options to acquire shares at a per share exercise price of $9.89 with a term of ten years and that vested in two annual installments on February 10, 2006 and February 10, 2007. Prior to becoming CEO, as a non-employee director, Mr. Weyand also received 10,000 options and 5,000 options on December 3, 2004 and January 3, 2005, respectively. Mr. Weyand received an award of 200,000 RSUs that vested in two equal installments on March 1, 2006 and March 1, 2007, and on March 1, 2007 was issued the 200,000 shares (less amount withheld for taxes). Mr. Weyand also received 100,000 Performance Stock Unit Awards (less amounts withheld by the Company to pay applicable taxes) upon joining the company which vested on February 8, 2007 because the performance condition to the Company stock price closing at or above $15.00 a share for 30 consecutive trading days while listed on NASDAQ was met.

[8]

When Mr. Auriemma joined the Company on April 16, 2007, he received 175,000 stock options at an exercise price of $13.70 per share with a term of ten years that vest in four equal annual installments starting April 16, 2008. On July 10, 2007, Mr. Auriemma was granted 15,000 stock options at an exercise price of $13.61 per share that vest in four equal annual installments starting July 10, 2008.

[9]

In October 2004, Mr. Laskey received options to acquire 150,000 shares at a per share exercise price of $8.71 and options to acquire an additional 50,000 shares on the first anniversary of his starting date. On March 8, 2005, the Company and Mr. Laskey rescinded the October 2004 grant of 150,000 stock options and Mr. Laskey was granted new stock options to purchase 150,000 shares at a per share exercise price of $11.40. These options were scheduled to vest in four equal annual installments beginning October 18, 2005. Mr. Laskey was also granted 50,000 options on October 18, 2005 at an exercise price of $14.30 per share. Those options were scheduled to vest annually in four equal installments beginning October 18, 2006. Upon Mr. Laskey’s retirement on April 30, 2007, all of Mr. Laskey’s stock options were accelerated and made exercisable through December 31, 2007. No other equity award held by Mr. Laskey was accelerated and all of his RSUs, PSUs, and Performance Stock Unit Awards were forfeited upon his retirement. By accelerating these options and extending the exercise date, the Company modified his option agreement and incurred an expense of $674,426. More information on the expensing of these options for 2006 and 2007 can be found in Note 10 to our Consolidated Financial Statements in our 2007 Annual Report.

[10]

On July 10, 2007, Mr. Wienkoop was granted 160,000 stock options at an exercise price of $13.61 per share that have a term of ten years and vest in four equal annual installments starting July 10, 2008. When Mr. Wienkoop joined us in August 2005, he received stock options covering 275,000 shares of our common stock vesting in four equal annual installments beginning August 15, 2006, with a term of ten years and a per share exercise price of $14.30. On August 15,

2005, Mr. Wienkoop was granted 40,000 Performance Stock Unit Awards but because the related performance criteria was not satisfied by August 15, 2007, this grant expired. On October 27, 2006, Mr. Wienkoop was granted 100,000 RSUs that vest in three equal annual installments commencing October 27, 2007, and 55,000 PSUs that vest ratably over three periods based on achievement of license revenue growth.

[11]

On July 10, 2007, Mr. Mongelluzzo was granted 115,000 stock options at a per share exercise price of $13.61 per share with a term of ten years that vest in four annual installments starting July 10, 2008. When Mr. Mongelluzzo joined us in March 2005, he received an award of 150,000 options vesting in four equal annual installments beginning March 9, 2006, with a term of ten years and an exercise price of $11.56 per share. Mr. Mongelluzzo received an additional grant of 50,000 options on the first anniversary of his starting date at an exercise price of $19.15 per share that vests annually in four installments beginning March 7, 2007. On March 9, 2005 he also received 30,000 Performance Stock Unit Awards but because the related performance criteria was not satisfied by March 9, 2007, this grant expired. On October 27, 2006 Mr. Mongelluzzo was granted 65,000 RSUs that vest in three equal annual installments commencing October 27, 2007 and 35,000 PSUs that vest ratably over three periods based on achievement of license revenue growth.

[12]

Mr. Gorrell joined the Company November 4, 2007, at which time he received options to acquire 35,000 shares at a per share exercise price of $13.28 with a term of ten years and that vest in four equal installments beginning November 5, 2008. He also received a grant of 10,000 RSUs that vest in three equal annual installments commencing November 5, 2008.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information for the named executives on (1) stock option exercises during 2007 and (2) for stock awards, the number of shares acquired upon the vesting of RSUs (and in the case of Mr. Weyand, Performance Stock Unit Awards) during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) [1]	Value Realized on Exercise ($) [2]	Number of Shares Acquired on Vesting (#) [3]	Value Realized on Vesting ($) [4]
William J. Weyand	—	—	200,000 100,000	2,598,000 1,582,000

Sam M. Auriemma	—	—	—	—
John J. Laskey	150,000	379,416	—	—
Glenn R. Wienkoop	—	—	33,334	458,676

John A. Mongelluzzo	—	—	21,667	298,138

Calvin R. Gorrell	—	—	—	—

[1]	Mr. Laskey exercised 150,000 options in November 2007 in connection with his termination from MSC. No other named executive officer exercised stock options in 2007.

[2]

Aggregate dollar value realized upon exercise of options determined by multiplying the number of options by the difference between the market price of our shares on the exercise date and the exercise price of the options.

[3]

Total number of shares of acquired upon vesting of RSUs that have vested. For Mr. Weyand, includes 100,000 shares received upon the vesting of a Performance Stock Unit Award. Under the terms of the award, the Performance Stock Unit Award would vest and be exchanged for common stock if, either (i) within two years and 30 business days after the grant date, our stock price closed at $15.00 or more each trading day over a period of at least 30 consecutive trading days while listed on NASDAQ or (ii) within two years from the grant date the Company was sold at a per share price of $15.00 or more. The closing price performance criteria was met as of February 8, 2007 and Mr. Weyand was issued 100,000 shares (less amounts withheld to cover estimated taxes). The vesting criteria for Performance Stock Unit Awards held by our other named executive officers was not satisfied and, as a result, those awards expired and were forfeited.

[4]

Aggregate dollar value realized upon vesting of RSUs, and in the case of Mr. Weyand Performance Stock Unit Awards. The number includes the value of shares withheld to pay taxes and, in the case of Mr. Weyand, also for his Performance Stock Unit Award that vested. Shares withheld to pay taxes were as follows: Mr. Weyand: 113, 650; Mr. Wienkoop: 10,407; and Mr. Mongelluzzo: 6,811.

Fiscal 2007 Nonqualified Deferred Compensation Table

We make annual contributions on behalf of certain key employees who have completed a specified term of service with the Company. The table below sets forth certain information relating to our named executive officers’ participation in our SERP during 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) [1]	Aggregate Earnings in Last Fiscal Year ($) [2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William J. Weyand	—	80,935	4,708	—	113,329
Sam M. Auriemma [3]	—	—	—	—	—
John J. Laskey [4]	—	32,043	2,149	53,863	—
Glenn R. Wienkoop	—	30,165	1,471	—	36,196
John A. Mongelluzzo	—	27,991	1,718	—	41,089
Calvin R. Gorrell [3]	—	—	—	—	—

[1]	Amounts were determined by multiplying 2006 salary and bonus by nine percent and then deducting our maximum annual matching 401(K) contribution of $11,250 to arrive at the total contributions.

[2]	The investment options available for the SERP are the same as are available for the DCP.

[3]

Contributions are made during the first quarter of the year for the preceding year. Accordingly, because Mr. Auriemma and Mr. Gorrell joined the Company in 2007, the Company did not make any contributions to the SERP for these individuals during 2007.

[4]	Mr. Laskey received a distribution of the full amount of his SERP account in December 2007 in connection with his retirement from the Company.

Employment Agreements, Termination of Employment and Change in Control Agreements

Upon certain types of terminations, the named executive officers may receive severance benefits. Mr. Weyand would be entitled to severance benefits on certain terminations and enhanced severance benefits in connection with a termination after a change in control. Messrs. Wienkoop, Auriemma, Mongelluzzo and Gorrell would receive severance benefits only on certain terminations of employment in connection with a change in control, and any severance benefits payable to them on any other termination would be determined on a case by case basis by the Compensation Committee.

Each of the named executive officers is bound by non-competition and non-solicitation restrictive covenants. Mr. Weyand’s restrictions are set forth in his employment agreement; the restrictions with respect to the other named executive officers are set forth in their respective change in control agreements. These agreements prohibit the named executive officer from competing directly or indirectly with a business that competes in any way with the Company. In addition, these agreements prohibit the solicitation of Company employees to terminate employment with the Company. These provisions apply irrespective of the reason for termination of employment.

Employment Agreement with Chief Executive Officer and Related Termination Benefits. The Company and Mr. Weyand are parties to an employment agreement, effective February 10, 2007.

The employment agreement has no fixed term, and provides that Mr. Weyand will serve as our Chief Executive Officer and Chairman of the Board.

The employment agreement provides that, among other things, Mr. Weyand is entitled to:

•

Base salary of $575,000 per year and an annual target bonus opportunity of 120% of his base salary for that year. In no event is Mr. Weyand entitled to a bonus greater than 200% of his base salary. The Compensation Committee will determine Mr. Weyand’s actual bonus opportunity each year, subject to these limitations.

•	Certain equity-based awards and participation in incentive plans as may be determined by the Compensation Committee.

•

Participation in the Company’s usual benefit programs for senior executives, a monthly automobile allowance of $1,685, reimbursement of business expenses, and reimbursement of up to $10,000 for Mr. Weyand’s costs and expenses in entering into the employment agreement.

If, during the 24 month period after an occurrence of a change in control, Mr. Weyand’s employment is terminated by us without “cause” or by Mr. Weyand for “good reason” (as those terms are defined in Mr. Weyand’s employment agreement), Mr. Weyand would be entitled to a severance benefit of (1) 2.5 times the sum of (A) Mr. Weyand’s then base salary, plus (B) his target bonus, (2) a pro rated target bonus for the period of time he was employed by the Company during the year he was terminated, (3) continuation of his health insurance for 30 months, (4) immediate vesting of all unvested equity-based awards, and (5) a “gross-up” payment to cover, on an after-tax basis, any excise taxes payable by Mr. Weyand under Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to his change in control benefits.

If Mr. Weyand is terminated with cause or he resigns without good reason, he receives no special severance benefit. If Mr. Weyand is terminated without cause or he resigns for good reason other than after a change in control he will receive (1) base salary for one year after termination, subject to his compliance with a noncompetition covenant, (2) continuation of his health insurance for a year, and (3) immediate vesting of unvested equity-based awards that he received prior to his current employment agreement, will become fully vested, provided that all unvested equity-based awards received pursuant to his employment agreement would be forfeited. All of this equity has already vested, and the estimated value of Mr. Weyand’s severance benefit is $620,614.

If Mr. Weyand dies or becomes disabled (as defined in the employment agreement), he will receive a pro rata portion of his target bonus for the year of the termination and in the event of disability continuation of his welfare benefits for 12 months.

On February 10, 2007, in conjunction with his employment agreement, we granted Mr. Weyand 150,000 stock options under our 2006 Performance Incentive Plan. These options vest and become exercisable on February 9, 2011, subject to Mr. Weyand’s continued employment. The maximum term of the options is ten years, and the per share exercise price is $15.54.

We also granted Mr. Weyand 50,000 RSUs on February 10, 2007, which will be settled, on a one-for-one basis, in our shares. The RSUs vest in four equal annual installments beginning February 10, 2008.

Additionally, in conjunction with his employment agreement, we granted Mr. Weyand 150,000 PSUs. These PSUs vest based on satisfaction of performance goals related to our operating profit for the 24 month period ending December 2008.

Other Officers’ Benefits in Connection With A Change in Control Event. Messrs. Weyand, Wienkoop, Auriemma, Mongelluzzo and Gorrell are also entitled to certain severance benefits in connection with a change in control under the terms of their respective change in control agreements. These officers, however, are not entitled to severance benefits in the event of termination of employment other than in connection with a change in control.

For Messrs. Wienkoop, Auriemma and Mongelluzzo, in connection with a change in control all of their respective unvested stock options, RSUs and PSUs will vest. In addition, if during the 24 months after a change in control, the Company terminates his employment without “cause” or he terminates employment for “good reason”, then he will be entitled to a severance benefit that includes (1) 2.5 times his (a) base salary and (b) target bonus, (2) a pro-rated bonus at 100% target through the date of termination, (3) continued medical and dental coverage for up to two and one-half years, and (4) a gross-up to cover any applicable excise tax and other tax thereon. Mr. Gorrell is entitled to the same benefits with the exception that he would receive 2 times his (a) base salary and (b) target bonus.

Estimated Value of Change in Control Benefits at December 31, 2007. Upon termination without cause or by the executive for good reason following a change in control, each named executive officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they became eligible for payment. The table reflects the amount that could be payable under the various arrangements assuming that the event triggering payment of the benefits occurred on December 31, 2007, including a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax under Section 4999 of the Internal Revenue Code in the event that payments were made that would be subject to the excise tax.

Name	Severance Amount ($) [1]	Acceleration of RSUs and PSUs ($) [2]	Acceleration of Stock Options ($) [3]	Other ($) [4]	Estimated Gross Up ($) [5]	Total ($)
William J. Weyand	3,852,500	2,598,000	0	63,721	0	6,514,221
Sam M. Auriemma	1,426,000	—	0	63,721	662,053	2,151,774
John J. Laskey	—	—	—	—	—	—
Glenn R. Wienkoop	1,904,760	1,580,454	0	63,721	1,170,420	4,719,355
John A. Mongelluzzo	1,426,000	1,017,546	107,250	63,721	857,078	3,471,595
Calvin R. Gorrell	787,500	129,900	0	27,302	376,381	1,321,083

[1]

With the exception of Mr. Gorrell, severance amounts listed reflect two and one-half times salary and target bonus plus 2007 target bonus in effect as of December 31, 2007 upon a change in control. Severance amounts for Mr. Gorrell reflect two times salary and target bonus plus 2007 target bonus.

[2]

All unvested RSUs and PSUs granted to the named executive officers would vest upon a change in control event, other than Mr. Weyand’s whose RSUs and PSUs would accelerate if he was terminated within two years following a change in control event. For purposes of this calculation, we have assumed accelerated vesting of all of Mr. Weyand’s RSUs and PSUs.

[3]	The value that would have been realized had all unvested stock options vested at $12.99, the closing price of our stock on the last trading day of the calendar year 2007.

[4]

The estimated value of health and dental benefits that the named executive officers would have realized over a two and one half year period (two for Mr. Gorrell) following termination of employment upon change in control.

[5]

The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, and the amount of severance and other benefits above each individual’s average W-2 earnings during their respective term of employment with the Company (each named executive has been employed by the Company less than 5 years).

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six equity compensation plans: the 1991 Plan, the 1998 Plan, the 2001 Plan, the 2000 Executive Cash or Stock Bonus Plan (the “Executive Bonus Plan”), the Company’s Employee Stock Purchase Plan (the “ESPP”) and the more recently established 2006 Performance Incentive Plan (“2006 Plan”). In addition, in conjunction with the acquisition of Advanced Enterprise Solutions, Inc. (“AES”) (which was approved by our stockholders), the Company assumed outstanding options to acquire AES common stock, which were converted into fully vested options (the “AES Options”). Each of these plans and the conversion of the AES Options have been approved by our stockholders.

The following table sets forth for each of the Company’s equity compensation plans, as well as grants outside of stockholder-approved plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2007.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights [1]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
Option Grants	4,713,257	[2]	$12.74	2,884,837	[3,4]
Restricted Stock Units (performance-based and time-based)	1,027,004	[5,6]	N/A	2,064,077
Equity compensation plans not approved by security holders
Option Grants	875,000	[7]	$11.56
Performance Stock Unit Awards	25,000	[8]	N/A

Total	6,640,261		$12.55	4,948,914

[1]

The weighted average exercise prices set forth in this column do not include RSUs and PSUs which, by their terms, do not have exercise prices. However, the average vesting price for Performance Stock Unit Awards is $25.00.

[2]	Includes all options from 1991, 1998, 2001, 2006 Plans and AES Options.

[3]	Includes 32,843 shares under the Executive Bonus Plan. The Employee Stock Purchase Plan expired September 10, 2006, and no additional shares are available for future issuance.

[4]

7,943,721 shares initially available for award grants, out of which 1,343,721 were derived from prior plans and for which 6,600,000 were made available under the new 2006 Plan. Under the 2006 Plan, a limit of 3,300,000 full value shares could be granted. We had 1,027,004 RSUs and PSUs which were granted and outstanding as of December 31, 2007, leaving a remainder of 2,064,077 full value shares available for future issuance. In addition, a total of 2,884,837 of additional securities were available for issuance under shareholder approved Equity Compensation Plans as of December 31, 2007.

[5]	Includes 470,104 unvested RSUs.

[6]	Includes 556,900 unvested PSUs.

[7]

Includes 875,000 options that were issued under plans not approved by stockholders (“out of plan options”). On February 10, 2005, Mr. Weyand was granted 450,000 out of plan options at an exercise price of $9.89 per share, which vested in two equal installments on February 10, 2006 and February 10, 2007 and which expire on the tenth anniversary of the grant date. On March 9, 2005, Mr. Mongelluzzo was granted 150,000 out of plan options at an exercise price of $11.56 per share, which vest in four equal annual installments beginning March 9, 2006, and which expire on the tenth anniversary of the grant date. On August 15, 2005, Mr. Wienkoop was granted 275,000 out of plan options at an exercise price of $14.30 per share, which vest in four equal annual installments beginning August 15, 2006, and which expire on the tenth anniversary of the grant date.

[8]

Comprised of 25,000 Performance Stock Unit Awards which vest if, within a two year and 30 day period following the date the award is granted, our stock price closes at a specified vesting price over a period of at least 30 consecutive trading days while listed on NASDAQ or we are sold at a specified per share price. Upon vesting, the award is to be settled in an equivalent number of shares of our common stock. The 25,000 Performance Stock Unit Awards outstanding as of December 31, 2007 have since lapsed and terminated on their respective terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are not currently, and have not since the beginning of our last fiscal year, been a party to any related person transactions. However, in the event such a transaction is proposed or exists, our Audit Committee is responsible for reviewing the transaction initially and on an ongoing basis and approving (if appropriate) the transaction before its commencement or continuation. The Audit Committee may, in its discretion, approve or deny any related person transaction and may require the cessation of such a transaction at any time. Approval of a related person transaction may be conditioned upon the related person and us following certain procedures set out by the Audit Committee. The Audit Committee will analyze certain factors in determining whether to approve a related person transaction which factors may include, but not be limited to the following:

•	whether the terms of the transaction are fair to us;

•	benefits to us from the transaction;

•	the availability of other sources for comparable products or services;

•	the impact of the transaction, if any, on a director’s independence;

•	whether the transaction is material to us; and

•	the terms available to unrelated third parties.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected Deloitte as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the fiscal year ending December 31, 2008.

Representatives of Deloitte are expected to attend the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although we are not required by our governing documents or applicable law to seek stockholder ratification of the Audit Committee’s selection of Deloitte, the Board and the Audit Committee believe it is important for our stockholders to be involved in the selection of our auditors. If the selection of Deloitte is not ratified, the Audit Committee will reconsider its selection but may decide to retain its appointment of Deloitte. Pursuant to its Charter, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Your Board and the Audit Committee recommend that you vote FOR the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

Report of the Audit Committee

The Audit Committee reviewed the Company’s audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2007 and discussed such statements with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard 1, “Independence Discussions with Audit Committees”), and the Audit Committee has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions noted above, and relying thereon, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and be filed with the U.S. Securities and Exchange Commission.

Respectfully submitted,

Donald Glickman, Chairman

William F. Grun

Ashfaq A. Munshi

Robert A. Schriesheim (member since November 28, 2007)

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the approximate fees billed to us for services performed in 2007 and 2006 by Deloitte & Touche LLP, our independent registered public accounting firm:

	2006	2007
Audit Fees	$3,658,000	2,605,582
Audit-Related Fees	176,000	113,921
Tax Fees	8,000	61,852
All Other Fees	1,571,000	—

Total	$5,413,000	2,781,355

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include the audit of our PSP for the plan audit years 2003, 2004, 2005, and 2006.

Tax Fees. This category consists of professional services rendered, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees. This category includes services rendered in 2006 related to the 2004 Form 10-K and integrated (restated) audit.

The Audit Committee, in its sole discretion, pre-approved and reviewed audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. Requests for approval are considered at each regularly scheduled Audit Committee meeting or, if necessary, are approved by the unanimous consent of all members of the Audit Committee. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee considered and pre-approved all services rendered during 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our shares as of April 9, 2008 by: (i) each of our current directors and director nominees; (ii) each of our named executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our shares. Five percent or greater stockholder information is based on information contained in Schedule 13D/13G filings. Unless otherwise indicated, the address of each of the beneficial owners listed in this table is: c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707.

Name and Address of Beneficial Owner	Common Stock Ownership [1]	Options Exercisable within 60 Days [2]	Percent of Class [3]
Silver Point Capital, L.P. [4] Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	5,990,000	—	13.34%

Royce and Associates LLC [5] 1414 Avenue of Americas New York, NY 10019	5,399,205	—	12.02%

Elliott Associates, L.P. [6] 712 Fifth Avenue New York, NY 10019	2,882,560	—	6.41%

Morgan Stanley [7] 2585 Broadway New York, NY 10036	2,832,035	—	6.31%

Massachusetts Financial Services Company [8] 500 Boylston Street Boston, MA 02116	2,673,299	—	5.95%

Citadel Investment Group, L.L.C. [9] 131 S. Dearborn Street 32nd Floor Chicago, IL 60603	2,423,034	—	5.40%

Randolph H. Brinkley	—	15,000	*
Donald Glickman	18,000	25,000	*
William F. Grun	18,285	25,000	*
Ashfaq A. Munshi	—	25,000	*
George N. Riordan	18,101	25,000	*
Robert A. Schriesheim	—	—	*
William J. Weyand [10]	437,344	465,000	1.98%
Glenn R. Wienkoop [11]	50,519	137,500	*
John A. Mongelluzzo [12]	27,998	137,500	*
Sam M. Auriemma [13]	2,742	43,750	*
Calvin R. Gorrell [14]	400	—	*
All current directors and executive officers as a group (11 persons)	573,389	898,750	3.21%

*	Holdings represent less than 1% of all shares outstanding.

[1]	Unless otherwise indicated, the person indicated has direct or beneficial ownership of, and sole voting and investment power over, such shares.

[2]

The amounts shown in this column include vested stock options and stock options that will vest within 60 days of April 9, 2008. If the underlying shares are acquired, the director or executive officer would have sole discretion as to voting and investment.

[3]

All expressions of percent of class held assume that the vested options, if any, of the particular person or group in question, and no others, have been exercised or that such person’s restricted stock units or performance units have been settled in shares of common stock. Percent of class is based on 44,911,034 shares of our common stock outstanding on April 9, 2008.

[4]

Based upon information set forth in a Schedule 13G, Amendment No. 3, filed under the Exchange Act by Silver Point Capital, L.P. and other reporting persons dated February 14, 2008 for year ended December 31, 2007. The 13G was jointly filed by Silver Point Capital, L.P., Messrs. Edward A. Mule and Robert J. O’Shea with respect to the ownership of the shares of common stock by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Silver Point Fund, L.P. and Silver Point Offshore Fund, Ltd. (the “Funds”). Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point. Messrs. Edward A. Mule and Robert J. O’Shea are each members of Management and have voting and investment power with respect to the shares of common stock held by the Funds. Silver Point, Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares of common stock held by the Funds.

[5]

Based upon information set forth in a Schedule 13G filed under the Exchange Act by Royce & Associates LLC dated January 29, 2008, for the year ended December 31, 2007. Royce & Associates LLC has sole power to vote or direct the vote and sole power to dispose or direct the disposition of all shares.

[6]

Based upon information set forth in amendment No. 1 to a Schedule 13G filed under the Exchange Act by Elliott Associates L.P. dated February 13, 2008 for the year ended December 31, 2007. Shares are beneficially owned by Elliott Associates L.P. and its wholly owned subsidiaries, and Elliott International, L.P. and Elliott International Capital Advisors, Inc. (the “Reporting Persons”). The Reporting Persons have sole and shared powers to vote or to direct the vote or dispose or to direct the disposition of the aggregate amount of shares held by the Reporting Persons.

[7]	Based upon information set forth in a Schedule 13G filed under the Securities Exchange Act of 1934 by Morgan Stanley dated February 14, 2008 for the year ended December 31, 2007.

[8]

Based upon information set forth in a Schedule 13G filed under the Securities Exchange Act of 1934 by Massachusetts Financial Services Company dated February 4, 2008 for the year ended December 31, 2007.

[9]

Based upon information set forth in a Schedule 13G filed under the Exchange Act by Citadel Investment Group, L.L.C. and other reporting entities/person dated March 5, 2008 for a date of event of February 25, 2008. The 13G was jointly filed by Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II, LP, Citadel Advisors L.L.C., Citadel Equity Fund Ltd., Citadel Derivatives Group L.L.C. and Citadel Derivatives Trading Ltd. (the “Ownership Entities”). According to the Schedule 13G filing the Ownership Entities have shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, the 2,423,034 shares.

[10]

The 437,344 shares beneficially owned represents 50,000 shares of restricted stock purchased by Mr. Weyand under a restricted stock agreement; 115,000 shares acquired by Mr. Weyand through open market purchases on November 27, 2006 and November 28, 2006 at prices ranging from $13.43—$13.60; 70,000 shares acquired by Mr. Weyand through open market purchases on September 10, 2007 through September 14, 2007 at prices ranging from $12.18—$13.50; the vesting of 66,250 performance stock units on February 8, 2007 (remainder of 100,000 performance stock unit award after 33,750 shares were withheld by us to pay underlying taxes); the vesting of 120,100 restricted stock units on March 1, 2007 (remainder of a 200,000 restricted stock unit award after 79,900 shares were withheld by us to pay underlying taxes); the vesting of 8,362 restricted stock units on February 10, 2008 (remainder of the first vesting of 12,500 shares after 4,138 were withheld by us to pay underlying taxes); and the vesting of 7,632 restricted stock units on April 4, 2008 (remainder of an 11,382 restricted stock unit award after 3,750 shares were withheld by us to pay underlying taxes). On February 10, 2007, Mr. Weyand was granted a 150,000 non-qualified stock option at $15.54 per share under the terms of the MSC.Software Corporation 2006 Performance Incentive Plan (the “2006 Plan”) that vests in its entirety on the fourth anniversary of the date of grant. Also, on February 10, 2007, Mr. Weyand was granted a 50,000 share restricted stock unit award under the Plan that vests in four installments on the first four anniversary dates of the award (as noted above). On March 5, 2008, Mr. Weyand was granted a 100,000 share restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Weyand’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End” and related footnotes.

[11]

The 50,519 shares beneficially owned represents 20,000 shares acquired through an open market purchase on November 27, 2006 at $13.52 per share; the vesting of 22,927 restricted stock units on October 27, 2007 (remainder of the 33,334 first vesting amount after 10,407 shares were withheld by us to pay underlying taxes); the vesting on February 19, 2008 of 3,869 performance stock units (remainder of the 6,111 first vesting after 2,242 shares were withheld by us to pay underlying taxes); and the vesting on March 18, 2008 of 3,723 restricted stock units (remainder of a 5,383 restricted stock unit award granted on February 18, 2008 after 1,660 shares were withheld by us to pay underlying taxes). On August 15, 2005, Mr. Wienkoop was granted a 275,000 share option that vests annually in four equal installments that began on August 15, 2006 of which 137,500 are vested (as noted in chart above). On July 10, 2007, Mr. Wienkoop was granted a 160,000 share option under the Plan that vests annually in four equal installments beginning on July 10, 2008. On October 27, 2006, Mr. Wienkoop was granted a 100,000 share restricted stock unit award that vests ratably over a three year period beginning on the first anniversary date of the grant (as reflected above). On February 26, 2008, Mr. Wienkoop was granted a 75,000 share restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Wienkoop’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End” and related footnotes.

[12]

The 27,998 shares beneficially owned represents 7,700 shares acquired through an open market purchase on November 21, 2006 at $12.94 per share; the vesting of 14,856 restricted stock units on October 27, 2007 (remainder of the 21,667 first vesting amount after 6,811 shares were withheld by us to pay underlying taxes); the vesting on February 19, 2008 of 2,440 performance stock units (remainder of the 3,889 first vesting after 1,449 shares were withheld by us to pay underlying taxes); and the vesting on March 18, 2008 of 3,002 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 after 1,335 shares were withheld by us to pay underlying taxes). On March 9, 2005, Mr. Mongelluzzo was granted a 150,000 share option that vests annually in four equal installments beginning March 9, 2006, 112,500 of which are vested (as noted in chart). On March 7, 2006, Mr. Mongelluzzo was granted a 50,000 share option that vests annually in four equal installments, 25,000 of which are vested (as noted in chart). On July 10, 2007, Mr. Mongelluzzo was granted a 115,000 share option that vests annually in four equal installments beginning July 10, 2008. On October 27, 2006, Mr. Mongelluzzo was granted a 65,000 share restricted stock unit award that vests ratably on the first three anniversary dates of the grant (as noted above). On February 26, 2008, Mr. Mongelluzzo was granted a 40,000 share restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Mongelluzzo’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End” and related footnotes.

[13]

The 2,742 shares beneficially owned represent the vesting on March 18, 2008 of 2,742 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 after 1,595 shares were withheld by us to pay underlying taxes). On April 16, 2007, Mr. Auriemma was granted 175,000 share option under the Plan that vests annually in four equal installments beginning on April 16, 2008 (noted in chart above). On July 10, 2007, Mr. Auriemma was granted a 15,000 share option that vests annually in four equal installments beginning on July 10, 2008. On February 26, 2008, Mr. Auriemma was granted a 30,000 share restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Auriemma’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End” and related footnotes.

[14]

The 400 shares beneficially owned represent the vesting on March 18, 2008 of 400 restricted stock units (remainder of a 699 restricted stock unit award granted on February 18, 2008 after 299 shares were withheld by us to pay underlying taxes). On November 5, 2007, Mr. Gorrell was granted a 35,000 share option under the Plan that vests annually in four equal installments beginning on November 5, 2008. Also on November 5, 2007, Mr. Gorrell was granted a 10,000 restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. On February 26, 2008, Mr. Gorrell was granted a 30,000 share restricted stock unit award under the Plan that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Gorrell’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End” and related footnotes.

OTHER MATTERS

The Board knows of no other business at this time which may be brought before the annual meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the annual meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

John A. Mongelluzzo
Executive Vice President, Business Administration
Legal Affairs and Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MSC.SOFTWARE CORPORATION

The undersigned hereby appoints John A. Mongelluzzo and Douglas W. Campbell and each of them, with power to act without the others and with full power of substitution and resubstitution, as proxies and attorneys-in-fact of the undersigned and hereby authorizes them to represent and vote, as provided on the other side of this proxy, all the shares of MSC.Software Corporation common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MSC.Software Corporation to be held on May 28, 2008, or at any adjournment or postponement thereof (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting, with all powers which the undersigned would possess if present at the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

<    FOLD AND DETACH HERE    <

You can now access your MSC.Software Corporation account online.

Access your MSC.Software Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for MSC.Software Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Daylight Time

Investor ServiceDirect ® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES AND “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP.						Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2

	FOR ALL	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF DIRECTORS Nominees:	☐	☐
01 William J. Weyand (Class II) 02 Randolph H. Brinkley (Class II) 03 Robert A. Schriesheim (Class III)			ITEM 2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
Withheld for the nominees listed below: (Write the nominee’s name in the space provided below:
_______________________________________

Signature ________________________________     Signature _______________________________     Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù    FOLD AND DETACH HERE    Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on May 27, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	O R	Telephone	O R	Mail
http://www.proxyvoting.com/mnsc		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at: http://www.mscsoftware.com/ir